Exhibit 99.1

TEL-INSTRUMENT ELECTRONICS CORP. ANNOUNCES RECEIPT OF $1.3 MILLION CRAFT 708 ARMY ORDER AND A NEW MODE 5 IFF TEST SET

East Rutherford, New Jersey – May 12, 2016 – Tel-Instrument Electronics Corp (“Tel”, or the “Company”) (NYSE MKT: TIK) today announced the receipt of a $1.3 million order from the U.S Army for CRAFT 708 units with delivery scheduled for the second calendar quarter of 2016. The Company also announced that it recently received an order from the U.S. Navy for four CRAFT 708 test sets for the U.S. Presidential Helicopter program.
The Company also introduced the new T-47M5 test set at the DOD AIMS meeting in Orlando held during the week of May 2, 2016. This test set will allow our existing customers to upgrade their Mode 4 IFF test sets to handle Mode 5. Deliveries are expected to commence in the fourth quarter of this calendar year after planned product testing is completed.

Jeffrey C. O’Hara, the Company’s President and CEO, stated “Our CRAFT 708 continues to be well received in the marketplace. The U.S. Army Special Forces order represents the first significant penetration of this test set into the U.S. Army.  Furthermore, the selection of our product to help protect the helicopter fleet of the President of the United States reflects the trust that customers put in the quality and reliability of our testing solutions. We continue to innovate and evolve our product line, and we expect that the new T-47M5 test set should be well received as it will allow our large installed domestic and international customer base to upgrade these units in the field in a cost-effective fashion.”
About Tel-Instrument Electronics Corp.
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbour for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com